Exhibit 10.46

APARTMENT MANAGEMENT AGREEMENT

THIS APARTMENT MANAGEMENT AGREEMENT (this “Agreement”) is made effective for all purposes effective as of the 1st day of December, 2006, between THE PRIVATE RESIDENCES, LLC, a Delaware limited liability company (“Owner”) and CWE HOSPITALITY SERVICES, LLC, a Missouri limited liability company (“Manager”).

Article I.
Establishment of Agency and Rental Responsibility

1.1           Exclusive Agency:  Owner hereby appoints Manager and Manager hereby accepts appointment for the term and on the terms and conditions set forth herein as the sole and exclusive renting and management operating agent of the apartments (the “Apartments”) on Floors 9-15 (no Floor 13), Floors 17-27 and a portion of Floor 28 of the property known as the Park Plaza, at 232 N. Kingshighway, St. Louis, Missouri 63108 (such project(s), whether one or more, are referred to herein collectively as the “Property” or “Project”).  Owner warrants and represents to Manager that Owner owns fee simple title to the Project with all requisite authority to hereby appoint Manager and enter into this Agreement.  Manager warrants and represents that it is now, and shall at all times while this Agreement is in force be, authorized to do business in the state and local jurisdictions in which the Project is located, to provide all services herein described.

1.2           Owner’s Representatives; On-Site Manager:  Owner shall designate two persons to serve as Owner’s representative (each an “Owner’s Representative” and collectively the Owner’s Representatives”) in all dealings with Manager hereunder.  Whenever the approval, consent or other action of Owner is called for hereunder, such approval, consent or action shall be binding on Owner if specified in writing and signed by at least one Owner’s Representative. The initial Owner’s Representatives shall be Jim Gaspard and Joe Jernigan.  The Owner’s Representatives may be changed at the discretion of Owner, at any time, and shall be effective upon Manager’s receipt of written notice identifying the new Owner’s Representative(s).

Manager hereby designates James L. Smith, and in his absence, Marcia Smith Niedringhaus, as the current on-site manager for the Apartments (the “Current On-Site Manager”).  Manager shall not transfer or terminate the Current On-Site Manager without Owner’s consent which shall not be unreasonably withheld.  If the Current On-Site Manager must be replaced, Manager shall replace him with an individual with equal (or better) experience and expertise and reasonably approved by Owner.  Manager acknowledges and agrees that the experience and expertise of the Current On-Site Manager is of material consideration to Owner.

1.3           Leasing of Premises:  Manager shall perform all promotional, leasing and management activities required to lease, manage, maintain and operate the Apartments.  Throughout the term of this Agreement, Manager shall use commercially reasonable efforts to operate, maintain, manage and lease the Apartments. Subject to reimbursement by Owner of the reasonable out-of-pocket costs thereof to the extent authorized by the Annual Business Plan (defined below) or this Agreement, Manager shall advertise the Apartments, or portions thereof, prepare and secure advertising signs, space plans, circular matter, marketing brochures and other forms of advertising. Owner shall authorize Manager pursuant to Section 2.2, to advertise the Apartments in conjunction with institutional advertising campaigns and allocate cost on a prorata basis among the projects being advertised (to the extent authorized by the Annual Business Plan).  Manager shall obtain credit reports on and perform, or cause to be performed, lawful screening of, prospective tenants.  All inquiries for any leases or renewals or agreements for the rental of the Apartments shall be referred to Manager and all negotiations connected therewith shall be conducted solely by or under the direction of Manager. Manager is hereby authorized, on behalf of Owner, to execute, deliver and renew leases (on forms approved by Owner) for apartments and storage areas (“Leases”) so long as each such Lease is in the ordinary course of business, for a term of one year or less (but no less than one month) and consistent with the rent and other guidelines approved by Owner as part of the Annual Business Plan and, with respect to each Lease, is executed by the individual(s) who will actually be occupying the apartment unit in question.  Manager is authorized to utilize the services of apartment locator services and the fees of such services (which shall be at prevailing market rates in the vicinity of the Project) shall be operating expenses of the Apartments and, to the extent paid and documented by Manager and authorized by the Annual Business Plan, reimbursable by Owner.

1.4           Manager’s Standard of Care:  In performing Manager’s duties under this Agreement, or otherwise discharging the agency established by this Agreement, Manager shall exercise the same degree of care, prudence, and skill that is commensurate with the highest industry standards in the local jurisdiction (county or city) in which the Project is located (“Industry Standard”).  Manager will not be liable to Owner for any act or omission that is undertaken in good faith and in accordance with the Industry Standard and a reasonable degree of care, prudence, and skill.  Manager in no event will be liable to Owner for any consequential loss or damage, unless caused by Manager’s gross negligence or willful misconduct, consistent with the indemnity agreement in Section 2.7 of this Agreement.  Manager will not be liable to Owner for excusable mistake or neglect, or for any error of judgment, so long as Manager acts in good faith and upon discovery of any such mistake, neglect, or error, promptly undertakes such measures as reasonably may be required to mitigate any resulting loss or damage to Owner.

1.5           Owner’s Representations:  Owner assumes all liability as to the quality and construction of the Property. Owner further represents and warrants that as of the date of the execution of this Agreement to the best of its actual knowledge and in reliance solely on information either provided to Owner by the previous owner of the Property or obtained during Owner’s due diligence investigation, as of the date hereof the Property is in compliance with all applicable Federal, State and local laws, rules, regulations, guidelines and ordinances, including but not limited to, the Americans with Disabilities Act, the Federal Fair Housing Act, the Federal 1990 Clean Air Act, all other State and local accessibility requirements and the applicable building code affecting the Property. Further Owner agrees to defend and indemnify Manager against, and hold it harmless from, all actual damages, claims, loss, cost or expense arising out of the breach of the Owner’s foregoing representations and warranties and from any violation, breach or failure of the Property to comply with any environmental or hazardous materials laws, including those environmental matters enumerated in Article VI of this agreement, rules, regulations and/or ordinances regarding the Property. Owner shall further protect and indemnify Manager against, and hold it harmless from, all actual damages, claims, loss, cost or expenses arising out of actual or alleged defects, whether latent or patent, including but not limited to, water damage, Indoor air quality issues, mold growth, structural defects, and second hand smoke of the Property, or for any breach or alleged breach of any legal duty or obligation which is by law or under this Agreement the responsibility of Owner. Manager in no event will be liable to

Owner for any consequential loss or damage, unless caused by Manager’s gross negligence or willful misconduct, consistent with the indemnity agreement in Section 2.7 of this Agreement.  Notwithstanding the foregoing or anything to the contrary, in no event shall Owner be obligated, under this paragraph or any other provisions hereof or otherwise, to indemnify, defend or save Manager harmless from any liability, litigation, loss, cost, damage, claims or expense arising from any breach, wrongful or unlawful act, negligence or omission of any Manager Party.  As used herein, “Manager Party” means Manager and any of its employees, agents directors, officers, subsidiaries, affiliates and independent contractors.

ARTICLE II.
Services to be Performed by Manager

2.1           Expense of Owner:  All acts performed by Manager in the performance of its obligations under this Agreement shall be performed as the agent of Owner, and all obligations or expenses incurred thereby, shall be for the account of, on behalf of, and at the expense of Owner, except as otherwise specifically provided in this Article II and except that Owner shall not be obligated to reimburse Manager for any expense (i) allocable to time spent on projects other than the Project, on work otherwise unrelated to the Project or on Manager’s general administration, (ii) any personnel other than personnel located at the Project site and personnel spending a portion of their working hours (to be charged on a prorata basis) at the Project site or in specifically performing Manager’s obligations hereunder, whether on or off the Project site or (iii) that is not authorized by the Annual Business Plan.  Manager may use employees normally assigned to other work centers or part-time employees to properly staff the Project, on a reduced, increased or emergency work load basis, including property, business and assistant managers, leasing directors, administrative personnel, maintenance employees and maintenance supervisors, whose wages and related expenses shall be reimbursed on a prorata basis for the time actually spent at or for the Apartments but only to the extent reflected in the Annual Business Plan.  A property manager or business manager at the Apartments and any other persons performing functions only at the Apartments substantially similar to those of a business manager, including but not limited to assistant managers, leasing directors, leasing agents, sales directors, sales agents, bookkeepers, and other on-site administrative and/or maintenance personnel performing work on behalf of the Property, if they are on-site personnel, shall not be considered executive employees of Manager and shall be collectively referred to herein as “Project Employees”.   The staffing plan including, without limitation, the number and positions of all Project Employees and off-site employees and all compensation and benefits for all Project Employees and off-site employees shall be in accordance with the Annual Business Plan or as otherwise approved by Owner in writing.  Owner acknowledges that the following miscellaneous documented expenses, when reasonably incurred in respect to the performance of Manager’s obligations under this Agreement, shall be reimbursable by Owner to the extent reflected in the Annual Business Plan (which list of expenses is not intended to be all-inclusive): courier services, postage, photocopies, signage, check printing, marketing expenses, bank charges, telephone and answering service (which may be allocated on a prorata basis among the Apartments and other projects managed by Manager). All reimbursable payments made by Manager hereunder shall be reimbursed from funds deposited in an account established pursuant to Section 4.2 of this Agreement. Manager shall not be obligated to make any advance to or for the account of Owner or to pay any sums, except out of funds held in an account maintained under Section 4.2, nor shall Manager be obligated to incur any liability or obligation for the account of Owner without assurance that the necessary funds for the discharge thereof will be provided by Owner. In the performance of its duties as agent and Manager of the Apartments, Manager shall act solely as the agent of the Owner. All debts and liabilities to third persons incurred by Manager in the course of its operation and management of the Apartments shall be the debts and liabilities of the Owner only, and Manager shall not be liable for any such debt or liabilities, except (i) as otherwise expressly provided herein or (ii) to the extent Manager has exceeded its authority hereunder.

2.2           Covenants Concerning Payment of Operating Expenses:  Owner covenants to pay all sums for operating expenses in excess of gross receipts required to operate the Apartments upon written notice and demand from Manager within ten (10) days after receipt of written notice but only to the extent such expenses are consistent with the Budget (defined below). Owner further recognizes that the Apartments may be operated in conjunction with other properties, and costs may be allocated or shared between such other properties on a more efficient or less expensive basis. In such regard, Owner consents to the allocation of costs and/or the sharing of any expenses in an effort to save cost or operate the Apartments in a more efficient manner so long as such allocation is done on an equitable basis and so long as the computations of such allocations are provided to Owner pursuant to Section 2.13 hereof.

2.3           Employment of Personnel:  Manager shall use its diligent best efforts to investigate, hire, pay, supervise and discharge the personnel necessary to be employed by it to properly maintain, operate and lease the Apartments, including without limitation a property manager or business manager at the Project. Such personnel shall in every instance be deemed agents or employees, as the case may be, of the Manager. Owner has no right of supervision or direction of agents or employees of the Apartments whatsoever; however, Manager will promptly remove any Project Employee from assignment to work at the Apartments upon the reasonable request of the Owner.  All Owner directives shall be communicated to Manager’s senior level management employees.  Manager and all personnel of Manager who handle or who are responsible for handling Owner’s monies shall be bonded in favor of Owner.  Manager shall furnish the fidelity insurance or fidelity bond described in Section 2.7(a) below at Manager’s sole expense.  All reasonable salaries, wages and other compensation of personnel employed by Manager, including so-called fringe benefits, Worker’s Compensation, medical and health insurance and the like, shall be deemed to be reimbursable expenses of Manager. With owner’s prior written consent, Manager may allow not more than two employees who work at the Apartments and provide services to the Apartments after normal business hours to reside at the Apartments for reduced rents in consideration of their benefit to Owner and the Apartments.  The employees qualifying for such reduced rents shall be limited to the on-site manager and maintenance personnel.

2.4           Utility and Service Contracts: Manager shall make, at Owner’s expense and in Owner’s name or in Manager’s name, as agent for Owner, contracts for water, electricity, gas, fuel, oil, telephone, vermin extermination, trash removal, cable television, security protection, internet access and other services approved by Owner pursuant to the Annual Business Plan and deemed by Manager to be necessary or advisable for the operation of the Apartments. Manager shall also place orders in name of Owner for such equipment, tools, appliances, materials, and supplies as are reasonable and necessary to properly maintain the Apartments. Manager may make such contracts and place such orders in Owner’s name or in its own name, as Owner’s agent. Owner agrees to pay or reimburse Manager for all expenses and liabilities incurred by reason of this Section but only to the extent consistent with the Budget or otherwise made with Owner’s prior consent.  However, Manager shall not enter into any contracts for services, supplies or equipment that exceed, individually or in the aggregate, $1,000 during any 30 day period or $5,000 during any 12 month period, without Owner’s prior written consent, unless included in the Annual Business Plan.  All contracts shall be cancellable by Owner without penalty on 30 days (or less) notice.

2.5           Maintenance and Repair of Property: Manager shall use its best diligent efforts to maintain, at Owner’s expense, the Apartments in good condition and repair and in accordance with standards established by Owner in writing from time to time, including but not limited to interior and exterior cleaning, painting and decorating, plumbing, carpentry, and such other normal maintenance and repair work as may be reasonably desirable taking into consideration the amount allocated therefor in the Annual Business Plan. With respect to any expenditure not contemplated by the Annual Business Plan, Manager shall not incur any individual item or repair or replacement in excess of Five Thousand Dollars ($5,000.00) or (with all such other un-contemplated items) more than $25,000.00 per year in the aggregate unless authorized in writing by Owner’s Representative, excepting, however, that emergency repairs immediately necessary for the preservation and safety of the Apartments or to avoid the suspension of any service to the Apartments or danger of injury to persons or material damage to property may be made by Manager without the approval of Owner’s Representative. Owner shall not establish standards of maintenance and repair which violate or may violate any laws, rules, restrictions or regulations applicable to Manager or the Apartments or which expose Manager to risk of liability to tenants or other persons. Manager shall not be obligated by this Section to perform any major capital improvements, unless same are approved in writing by Owner or are provided for in the Annual Business Plan.

2.6           Supervision of Capital Improvements or Major Repairs:  When requested by the Owner or set forth in the Annual Business Plan, Manager, at Owner’s expense and in Owner’s name or in Manager’s name, as agent for Owner, shall supervise the installation and construction of all capital improvements or major repairs to the Apartments where such work constitutes other than normal maintenance and repair, for additional compensation as set forth in a separate written agreement signed by Owner and Manager.  In such events, Manager may, with Owner’s prior written consent:  (i) negotiate contracts with all necessary contractors, subcontractors, materialmen, suppliers, architects and engineers on behalf of, and in the name of, Owner, and (ii) compromise and settle any dispute or claim arising therefrom on behalf of and in the name of Owner; provided that Manager shall act in good faith and in the best interest of the Owner and will keep Owner informed thereof at all times.  Manager will furnish all personnel necessary for proper supervision of the work and may assign personnel located at the Apartments to such supervisory work (and such assignment shall not reduce or abate any other fees or compensation owed to Manager under this Agreement).  Owner acknowledges that Manager, or an affiliate of the Manager, may bid on any such work, and that the Manager, or an affiliate of the Manager, may be selected to perform part or all of the work; provided that if the Manager desires to select itself, or its affiliate to do any work, it shall first notify the Owner of the fees and terms upon which it, or its affiliate, proposes to contract for the work (which shall be at prevailing market rates and terms in the area), and terms upon which at least three independent contractors approved by Owner have offered to perform, and shall state the reasons for preferring itself, or its affiliate, over such independent contractors and Owner shall have ten days after its receipt thereof to disapprove of the Manager, or its affiliate, doing such work and to request performance by an independent contractor; and Manager will comply with Owner’s decisions. Only Owner shall have the power to compromise or settle any dispute or claim arising from work performed by the Manager, or its affiliate; and it is expressly understood that the selection of the Manager, or its affiliate, will not affect any fee or other compensation expressly payable to Manager hereunder.

2.7           Insurance:

(a)           Manager’s Insurance.  Manager will maintain or cause to be maintained the following insurances with companies of its own choice and at its own expense (except with respect to worker compensation insurance for Property personnel only):

(i)            Worker Compensation Insurance - as required by applicable law

(ii)           Employer’s Liability Insurance - with limits of not less than $500,000 per occurrence;

(iii)          Business Automobile Liability Insurance – $1,000,000 each accident, to be written on a standard ISP Business Auto coverage form (with no standard coverage on this form excluded by endorsement and including uninsured/underinsured motorist coverage) and covering owned, hired or borrowed and non-owned automobiles;

(iv)          Employee health insurance - consistent with the Budget;

(v)           Fidelity insurance (including Employee Dishonesty) insurance and/or a fidelity bond with limits and deductibles as may be reasonably determined by Manager and reasonably approved by Owner; and

(vi)          Umbrella Liability Insurance - Not less than $9,000,000.

On or before the commencement of the term of this Agreement, and thereafter prior to the expiration of any policy providing the foregoing coverage, Manager shall deliver to Owner on the appropriate ACORD form a certificate or certificates evidence that such coverage is and will remain in effect.

(b)           Owner’s Insurance.  Owner shall obtain and keep in force adequate all-risk property insurance and commercial general liability insurance for the Property including coverage against liability for loss, theft, damage or injury to property or persons that may arise out of the occupancy, management, operation, maintenance or condition of the Premises; provided, however, that general liability insurance shall be maintained in an amount not less than $5,000,000.  Manager shall be named an additional insured party under such commercial general liability insurance policy and, upon request, Owner will promptly provide Manager with a certificate of insurance evidencing such coverage and Manager’s inclusion as an additional insured thereon.

(c)           Insurance Policy Requirements.  All insurance coverage required hereunder shall be written on an occurrence basis and shall be placed with such companies, in such amounts

(except as set forth above) and with such beneficial interest appearing therein as shall be acceptable to Owner,  and shall be in conformity with the requirements of any mortgage on the Project.  Owner and Manager will provide the other with certificates of insurance that are satisfactory to the other for the insurance required under this Agreement.  The minimum A.M.  Best’s rating of each insurer shall be A-VII.  Qualified Self Insured Workers’ Compensation Groups not rated by A.M. Best are acceptable.  The insurance policies referenced above shall provide that notice of default or cancellation shall require a minimum of thirty days (30) prior written notice to Manager and Owner.

(d)           Owner, on behalf of itself and its insurance carriers hereby waives all claims and causes of action against Manager in respect of damage to the Apartments caused by casualty (an “Insurable Casualty”) insurable (whether insured or not) under the terms of all-risk property insurance policies and endorsements obtainable in the State of Missouri on commercially reasonable terms, whether or not such casualty is a result of the negligence, fault or neglect of any Manager Party. Owner agrees that no insurance carrier of Owner’s shall ever have a claim against Manager for an Insurable Casualty to the Apartments, whether by assignment, subrogation, or otherwise, unless due to Manager’s breach of this Agreement or the intentional misconduct or gross negligence of any Manager Party.

(e)           Owner assumes all risks in connection with the adequacy of any of Owner’s insurance coverage, and waives any claim against Manager for any liability, cost of expense arising out of any uninsured casualty affecting the Property, in part or in full, of any nature whatsoever, unless due to Manager’s breach of this Agreement or the intentional misconduct or gross negligence of any Manager Party.

(f)            Manager shall use its diligent efforts to investigate and, at Owner’s request, shall make a written report to the insurance company as to all accidents, claims for damage relating to the ownership, operation and maintenance of the Apartments, any damage or destruction to the Apartments and the estimated cost of repair thereof, and shall prepare and provide Owner copies of any and all reports for any insurance company in connection therewith that are filed by Manager.  Manager shall promptly notify Owner of any such accidents, claims or damage/destruction.  All such reports filed by Manager with the insurance company shall be timely filed as required under the terms of the insurance policy involved.  Manager, if approved in writing by Owner, is authorized to settle any and all claims against insurance companies arising out of any policies, including the execution of proofs of loss, the adjustment of losses, signing of receipts and collection of monies on Owner’s behalf.  Manager is further authorized to contract for the maintenance and repair of any damage or casualty, subject to Owner’s prior written approval and to the other conditions herein set forth. In such event Manager shall be responsible for all costs incurred by Manager in adjusting such loss and contracting for repairs to the Apartments provided there are insurance proceeds available for such additional fee that exceed the cost of repairing the damage or restoring the loss.  Nothing in this Section 2.7 nor any insurance obtained or applied for by Owner or Manager shall be construed or implying that Owner or Manager is subject to a liability it would not otherwise be subject to.  No claims against Owner or the Property will be settled by Manager without Owner’s prior written consent.

(g)           Owner and Manager mutually agree for the benefit of each other to look only to the appropriate insurance coverages in effect pursuant to this Agreement in the event any demand, claim, action, damage, loss, liability or expense occurs as a result of injury to person or damage to property, regardless whether any such demand, claim, action, damage, loss, liability or expense is caused or contributed to, by or results from the negligence of Owner or Manager or their respective subsidiaries, affiliates, employees, directors, officers, agents or independent contractors and regardless whether the injury to person or damage to property occurs in and about the Apartments or elsewhere as a result of the performance of this Agreement.  Except for claims that are covered by the indemnity contained in Section 2.7(j) below, Owner agrees that Owner’s insurance shall be primary without right of subrogation against Manager with respect to all claims, actions, damage, loss or liability in or about the Apartments. Nevertheless, in the event such insurance proceeds are insufficient to satisfy (or such insurance does not cover) the demand, claim, action, loss, liability or expense, Owner agrees, at its expense, to indemnify and hold Manager and its subsidiaries, affiliates, officers, directors, employment, agents or independent contractors harmless to the extent of the excess liability unless due to Manager’s breach of this Agreement or the intentional misconduct or gross negligence of any Manager Party.  For purposes of this Section, any deductible amount under any policy of insurance shall not be deemed to be included as part of collectible insurance proceeds.

(h)           In no event shall Manager have any liability to Owner or others for any acts of vandalism, trespass or criminal activity of any kind by tenants or third parties on or with respect to the Apartments and Owner’s insurance shall be primary insurance without right of subrogation against Manager regarding claims arising out of or resulting from acts of vandalism, trespass or criminal activity.

(i)            Owner shall protect and indemnify Manager against and hold it harmless from all damages, claims, loss cost or expenses, arising out of actual or alleged defects whether latent or patent, relating to the Project, including but not limited to water damage, indoor air quality issues, mold growth, structural defects, or second hand smoke, or any breach or alleged breach of any legal duty or obligation which is by law, or pursuant to this Agreement, the responsibility of Owner, except where arising out of the breach by Manager of this Agreement or the intentional misconduct or negligence of any Manager Party.

(j)            Notwithstanding the foregoing or anything contained in this Agreement to the contrary, Manager shall indemnify, defend with counsel reasonably acceptable to Owner and hold harmless Owner, and its partners, members, managers, representative subsidiaries, affiliates, officers, directors, employees, agents or independent contractors, from all demands, claims, actions, loss, liability, expense, costs and claims of any nature which is or are not covered and fully paid by insurance and which is determined to have resulted from the gross negligence, willful misconduct or breach of this Agreement by any Manager Party.

2.8           Collection of Monies:  Manager shall use its diligent best efforts to collect all rents and other charges due from tenants under Leases in respect of the Apartments and otherwise due Owner with respect to the Apartments in the ordinary course of business, provided that Manager does not guarantee the creditworthiness of any tenants, users, lessees, concessionaires or collectibility of accounts receivable from any of the foregoing.  Owner authorizes Manager to request, demand, collect, receive and receipt for all such rent and other charges and, subject to the terms and conditions of this Agreement, (i) institute legal proceedings in the name of Owner, and at Owner’s expense, for the collection thereof and dispossession of tenants and other persons from the Apartments or (ii) to cancel or terminate any Lease, license or concession agreement for breach or default thereunder, and such expense may include necessary reasonable legal fees and costs for any such matter. Manager shall notify Owner before incurring any extraordinary legal fees or expenses.  Manager’s authority pursuant to this Section shall terminate upon expiration of the initial term or any extended term of this Agreement and, thereafter, Manager shall have no further right or obligation to collect any sums pursuant to this Section whatsoever.  All monies collected by Manager shall be deposited in the separate bank account referred to in Section 4.2 herein.

2.9           Manager Disbursements:

(a)           Manager shall, from the funds collected and deposited, cause to be disbursed regularly and punctually (1) Manager’s compensation, together with all sales or other taxes with respect to the Apartments (other than income) which Manager is obligated, presently or in the future, to collect and pay to the State of Missouri or any other governmental authority, (2) the amounts reimbursable to Manager under this Agreement, (3) the amount of all real estate taxes and other impositions levied on the Property by appropriate public authorities which, if not escrowed with any mortgagee, shall be paid prior to delinquency if the payment thereof is authorized by the Budget; and (4) amounts otherwise due and payable as operating expenses of the Apartments authorized to be incurred under the terms of this Agreement.  The amount and nature of each disbursement pursuant to clauses (1) and (2) above shall be separately specified,  with reasonable detail, in the monthly reports delivered by Manager pursuant to Section 2.13(a) hereof.  After disbursements as herein specified and after establishing a cash reserve to pay taxes, insurance, and/or other costs and expenses incidental to the operation of the Apartments, including nonrecurring emergency repairs and capital expenditures which shall become due and payable within the succeeding calendar month and for which the cash to make such payments may not be generated by operations during such period, all in amounts determined or approved by Owner, any balance remaining at the end of each calendar month during the term of this Agreement shall be disbursed or transferred as generally or specifically directed from time to time by an Owner’s Representative.

(b)           Manager shall comply with the cash management provisions contained in any lockbox or cash management agreement in favor of a first mortgagee identified to Manager in writing.

(c)           All costs, expenses, debts and liabilities owed to third persons that are incurred for Owner or the Apartments by Manager in accordance with the terms of this Agreement and in the course of managing, leasing and operating the Apartments shall be the responsibility of Owner and not Manager. Owner agrees to provide sufficient working capital funds to Manager so that all amounts due and owing for the Apartments may be promptly paid by Manager. Manager is not obligated to advance any funds for the Apartments. As of the first day of each month of the term of this Agreement, Manager will project the cash requirements for such month and (if it shall reasonably determine that collections will be insufficient to meet such cash requirements) request the necessary additional funds from the Owner, which funds will be deposited with the Manager in the segregated bank account referred to in Section 4.2 upon 10 days written notice from Manager. If at any month end, the bank balance exceeds the projected cash requirements, such excess shall be returned to the Owner within five days.  If at any time there is not sufficient cash in the account with which to promptly pay the bills due and owing within 30 days thereof, the Manager will request by written notice to Owner that the necessary additional funds be deposited in an amount sufficient to create an operating reserve pursuant to

Section 4.4. Owner will deposit the additional funds requested by the Manager within 10 days after receipt of written notice from Manager.

(d)           The provisions of this Section 2.9 regarding reimbursements to Manager shall not limit Manager’s rights under any other provisions of this Agreement.

2.10         Use and Maintenance of Premises:  Manager agrees that it will not knowingly permit the use of the Apartments for any purpose which might void, increase the premiums for or adversely affect any policy of insurance held by Owner or which might render any loss thereunder uncollectible, or which would be in violation of any government restriction or any covenant or restriction of any Lease. Manager shall use its diligent best efforts to enforce and secure substantial compliance by the tenants with the terms and conditions of their respective Leases. All costs of correcting or complying with, and all fines payable in connection with, all orders or violations affecting the Project placed thereon by any governmental authority or Board of Fire Underwriters or other similar body shall be at the cost and expense of Owner unless such costs are the responsibility of Manager under the terms of this Agreement.

2.11         Annual Business Plan:

(a)           On or before December 1 of each calendar year during the term of this Agreement, Manager shall prepare and submit to Owner for Owner’s approval, an “Annual Business Plan” (herein so called and also sometimes referred to as a “Budget”) for the Apartments for the promotion, leasing, operations, repair and maintenance of the Apartments for each calendar year during which this Agreement is in effect. The Annual Business Plan shall include a detailed budget of projected income and expenses for the Apartments for such calendar year (the “Operating Budget”) and a detailed budget of projected capital improvements for the Apartments for such calendar year (the “Capital Budget”), and an estimate of reserve funds needed and other information requested by Owner for such calendar year.

(b)           Manager shall meet with Owner to discuss the proposed Annual Business Plan and Owner shall approve or designate changes for the proposed Annual Business Plan within 20 days after receipt thereof. To be effective, any notice which disapproves a proposed Annual Business Plan must contain specific objections in reasonable detail to individual line items.  If Owner fails to provide an effective notice disapproving a proposed Annual Business Plan within such 20 day period, the proposed Annual Business Plan shall be deemed to be approved. Owner acknowledges that the Operating Budget is intended only to be a reasonable estimate of the income and expenses for the ensuing calendar year. Manager shall not be deemed to have made any guarantee, warranty or representation whatsoever in connection with the Operating Budget.  However, subject to availability of Apartments and/or Owner funds, Manager shall conform to the Annual Business Plan as approved by Owner.

(c)           Manager may revise the Operating Budget from time to time, as necessary, to reflect any unpredicted significant changes, variables or events or to include significant additional, unanticipated items of revenue and expense. Any such revision shall be submitted to Owner for approval, which approval shall not be unreasonably withheld or conditioned.  Owner shall approve or disapprove such revisions within 15 days after receipt thereof.   If Owner fails to provide a notice disapproving such revisions within such 15 day period, the proposed revisions shall be deemed to be approved.

(d)           Manager agrees to use diligence and to employ all reasonable efforts to ensure that the actual costs of maintaining and operating the Apartments shall not exceed the Operating Budget which is a part of the approved Annual Business Plan either in total or in any one accounting category.  Any expense causing or likely to cause a variance of greater than ten percent (10%) or $2,000, whichever is greater, in any one accounting category for the current month cumulative year-to-date total shall be promptly explained to Owner by Manager in the next operating statement submitted by Manager to Owner.  During the calendar year Manager shall inform Owner of any major increases or decreases in costs, expenses, and income that were not reflected in the Annual Business Plan.

2.12         Records Reporting:  Manager shall maintain at the regular business office of Manager or at such other address as Manager shall advise Owner in writing separate Apartments books and journals and orderly files for the Apartments, containing rental records, insurance policies, leases, correspondence, receipts, bills and vouchers, service and supply contracts, and all other documents and papers pertaining directly to the Apartments or the operation thereof.  All corporate statements, receipts, invoices, checks, leases, contracts, worksheets, financial statements, books and records, and all other instruments and documents relating to or arising from the operation or management of the Apartments shall be and remain the property of Owner and Owner shall have the right to inspect and to copy all such matters, at Owner’s sole cost and expense, at all reasonable times during the term of this Agreement. All such records, including leases, rent rolls, and other related documents, shall upon termination of this Agreement either remain at the Apartments or be delivered as directed by Owner.

2.13         Financial Reports:

(a)           Monthly Reports:  On or before the fifteenth day of each month during the term of this Agreement, Manager shall deliver to Owner’s Representative the following financial reports for the Apartments for the preceding calendar month:  monthly and year to date statement of operations (or profit and loss statement) comparing actual to budget, year to date variance explanations, balance sheet, a statement of cash flows, rent roll, leasing activity reports, accounts receivable schedule and narrative on any delinquencies, security deposit listing, and narrative or commentary on Apartments activity.  All notices from any mortgagee claiming any default in any mortgage on the Project, and any other notice from any mortgagee, whether or not of a routine nature, shall be promptly delivered by Manager to Owner’s Representative.

(b)           Annual Report:  Within 90 days after the end of each calendar year, Manager shall deliver to Owner’s Representative a final report containing the reports described in Section 2.13(a) above and showing the results of operations for the calendar year or portion thereof during which the provisions of this Agreement were in effect.

(c)           GAAP.  The reports described in Sections 2.13(a) and (b) above shall be prepared in accordance with GAAP.

(d)           Returns Required by Law:  Manager shall execute and file punctually when due all forms, reports and returns required by law relating to the employment of personnel, and also any income and expense reports for the Apartments, when and as required by law or applicable code.

2.14         Compliance with Legal Requirements: Owner acknowledges that Manager does not hold itself out to be an expert or consultant with respect to, or represent that, the Project currently complies with applicable ordinances, regulations, rules, statutes, or laws of governmental entities having jurisdiction over the Project or the requirements of the Board of Fire Underwriters or other similar bodies (collectively, “Governmental Requirements”). Manager shall take such action as may be reasonably necessary to comply with any Governmental Requirements applicable to Manager or the Apartments, including the collection and payment of all sales and other taxes (other than income taxes) which may be assessed or charged by the State of Missouri or any governmental entities in connection with Manager’s Compensation.  If Manager discovers the Apartments do not comply with any Governmental Requirements, Manager shall with Owner’s prior written approval take such action as may be reasonably necessary to bring the Apartments into compliance with such Governmental Requirements, subject to the limitation contained in Section 2.5 of this Agreement regarding the making of alterations and repairs. Manager, however, shall not take any such action as long as Owner is contesting or has affirmed its intention to contest and promptly institute proceedings contesting any such order or requirement. If, however, failure to comply promptly with any such order or requirement would or might expose Manager to civil or criminal liability, Manager shall have the right, but not the obligation, after giving Owner at least 5 days prior written notice, to cause the same to be complied with and Owner agrees to indemnify and hold Manager harmless for taking such actions and to promptly reimburse Manager for reasonable expenses incurred thereby. Manager shall promptly, and in no event later than 72 hours from the time of receipt, notify Owner’s Representative in writing of all such orders or notices. The Manager also shall not be liable for any effort or judgment or for any mistake of fact of law, or for anything which it may do or refrain from doing hereinafter, except in cases of breach of this Agreement, willful misconduct or gross negligence of any Manager Party.

ARTICLE III.
Manager’s Compensation, Term

Management Fee:

(a)           The “Management Fee” or the “Base Fee” shall equal three percent (3%) of Gross Collections.  The Base Fee shall begin accruing on the date of this Agreement and shall be payable in monthly installments for the prior calendar month (pro-rated for any partial calendar month).  If, for any calendar year, the amount of the installments of the Base Fee paid to Manager shall be less than or more than the actual Base Fee payable for such year, based upon the final determination of Gross Collections for such year in the year-end statement, then, within fifteen (15) days after the delivery of such year-end statement to Owner, Manager shall withdraw from the operating accounts for the Apartments the net amount of any such underpayment or, if overpaid, pay into the operating accounts for the Apartments the net amount of overpayment.

(b)           The term “Gross Collections” shall mean all amounts actually collected as rents or other charges for use and occupancy of apartment units, leases of other non-dwelling facilities in the Project to tenants under Leases of the Apartments, and concessionaires (if any) in respect of the Apartments, including forfeited security deposits, application fees, late charges, income from coin operated machines, proceeds from rental interruption insurance, and other miscellaneous income collected with respect to the Apartments; but shall exclude all other receipts, including but not limited to, income derived from interest on investments or otherwise, proceeds of claims on account of insurance policies (other than rental interruptions insurance), abatement of taxes, amounts allocated by Manager that are attributable to services provided by Manager directly to tenants of the Apartments, awards arising out of eminent domain proceedings, and discounts and dividends on insurance policies.  Manager shall take care that expenses of the Apartments are paid timely, so as to avoid late fees, interest and other penalties (“Penalties”).  Manager shall be responsible for any Penalties incurred by reason of Manager’s negligent or other wrongful failure to make timely payments; provided, however, that Manager shall have no obligation to advance its own funds to make such payments.

3.1           Term.      This Agreement shall be effective upon full execution and delivery as of the date hereof.  The term of this Agreement (the “Term”) shall commence on the date of this Agreement and continue until the earlier of (a) the date upon which the last residential tenant in occupancy at the Apartments as of the date of this Agreement vacates the Apartments, or (b) one (1) year after the date of this Agreement, unless this Agreement shall be sooner terminated pursuant to a right specifically provided for in this Agreement.

ARTICLE IV.
Procedures for Handling Receipts and Operating Capital

4.1           Security Deposits:  A separate interest bearing account shall be opened by Manager for tenant security deposits and shall be accounted for and handled by Manager as required by law, the Leases and any first mortgage on the Project. Owner agrees to indemnify and hold harmless Manager, and Manager’s representatives, officers, directors and employees for any loss or liability with respect to any use by Owner of the tenant security deposits that is inconsistent with the terms of the Lease and applicable laws.

4.2           Separation of Owner’s Monies:  Manager shall establish and maintain, in a bank of Manager’s choice and reasonably acceptable to Owner, whose deposits are insured by the Federal Deposit Insurance Corporation (an “Acceptable Bank”), and in a manner to indicate the custodial nature thereof, a separate bank account for the deposit of all monies of Owner. Manager shall also establish such other special bank accounts as may be reasonably required by Owner.  Notwithstanding the foregoing, Manager shall comply with the cash management provisions contained in any lockbox or cash management agreement in favor of a first mortgagee identified to Manager in writing.

4.3           Depository Accounts:  Owner and Manager agree that Manager shall have no liability for loss of funds of Owner contained in the bank accounts for the Project maintained by Manager pursuant to this Agreement due to insolvency of the bank or financial institution in which its accounts are kept, whether or not the amounts in such accounts exceed the maximum amount federal or other deposit insurance applicable with respect to the financial institution in question, provided that Manager takes timely steps to transfer Owner’s funds to another Acceptable Bank if Manager has reason to know that the depository bank is in financial difficulties or if Owner directs a change in bank.

4.4           Working Capital:  In addition to the funds derived from the operation of the Apartments, Owner shall furnish and maintain in the operating accounts of the Apartments such other funds (if any) in excess of funds from the Apartments income, as may be necessary to discharge financial commitments required to efficiently operate the Apartments and to meet all payrolls and satisfy, before delinquency, and to discharge all accounts payable. Manager shall have no responsibility or obligation with respect to the furnishing of any such funds. Nevertheless, Manager shall have the right, but not the obligation, upon giving Owner at least 10 days prior written notice, to advance funds on behalf of Owner to satisfy obligations of Owner in connection with this Agreement and the Apartments.  Manager shall keep appropriate records to document all reimbursable expenses paid by Manager, which records shall be made available for inspection by Owner or its agents on request. Owner agrees to reimburse Manager with interest upon demand for money paid in connection with the Apartments and this Agreement.

4.5           Authorized Signatures: Any persons from time to time designated by Manager shall be authorized signatories on all bank accounts established by Manager pursuant to this Agreement and shall have authority to make disbursements from such accounts. Funds may be withdrawn from all bank accounts established by Manager, in accordance with this Article IV, only upon the signature of an individual who has been granted that authority by Manager and funds may not be withdrawn from such accounts by Owner unless Manager is in default hereunder, or unless this Agreement is terminated or finally expires, or unless Manager becomes subject to an Event of Bankruptcy.  In no event shall any funds or property of Owner be deemed an asset of or the property of Manager, for any purposes.

ARTICLE V.
Environmental Matters

5.1           Environmental Representations and Indemnification:  Owner hereby warrants and represents to Manager that to Owner’s actual knowledge, the Project has not previously been nor is presently being used to treat, deposit, store, dispose of, or place any hazardous substance on the Project, or any part thereof. In the event a release of any hazardous substance on the Project occurs, or is threatened, prior to the termination of this Agreement, which release or threatened release, in Manager’s sole opinion, may subject Manager to liability or claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. Section 9607; under any law of the State of Missouri, or any ordinance of the city of St. Louis, or any other Governmental Requirement (collectively, “Environmental Laws”), Manager shall be entitled to immediately terminate this Agreement. Furthermore, Owner hereby agrees to indemnify and hold Manager harmless from any claims, liabilities, causes of Action, and other expenses which may be incurred by Manager, including reasonable attorneys’ fees, due to any violation of the Environmental Laws at the Project unless the violation of the Environmental Laws is directly attributable to an act or omission of any Manager Party or a breach by Manager of its duties and obligations under this Agreement.

ARTICLE VI.
Additional Provisions; Cooperation of Parties

6.1           Information.  Manager agrees to keep Owner informed with respect to all material occurrences and facts which arise during the performance of Manager’s duties and to meet and confer with Owner on matters of an emergency nature at any reasonable time or times requested by Owner.

6.2           Manager Employees.  Manager shall hire in its own name all managerial personnel necessary for the efficient discharge of its duties hereunder.

6.3           Engineering/Maintenance.  Manager will provide consultation on routine problems and repairs of a mechanical nature; and periodic, routine inspection of the operating mechanical equipment of the Property; and routine supervision of the on-site personnel and contractors by a suitably experienced person in Manager’s employment. If it becomes necessary to make extraordinary repairs or engage in an extensive reconstruction, rehabilitation or conversion of the Property, experts approved by Owner shall be retained by and at the expense of Owner.

6.4           Emergency Contact.  Manager will be available on a 24-hour basis, 7 days per week, with respect to emergencies, and will establish emergency procedures that shall assure, at a minimum, that telephone contact with a designated employee or representative of Manager may be made by Owner, provide that a responsible representative of Manager will respond within a reasonable period of time after being notified of the emergency, and contain written procedures which shall include listing of names and telephone numbers of designated persons capable of dealing with emergencies.

6.5           Employer Forms Preparation.  Manager shall prepare for execution all forms, reports and returns required by law in connection with the employment of personnel including unemployment insurance, Worker’s Compensation Insurance, disability benefits, Social Security, federal and state withholding taxes and other similar taxes now in effect or hereafter imposed, if any (but specifically excluding any income tax or personal property tax returns).

6.6           Owner’s Right to Audit.  Manager agrees that Owner, Owner’s employees or others appointed by Owner, shall have the right to conduct examinations at reasonable times during regular business hours, of the accounts and records maintained for Owner by Manager and to perform any and all audit tests relating to Manager’s activities provided only that such audit tests are related to those activities performed by Manager for Owner.

6.7           Real Property Tax Assessment Notices.  Manager shall cause notices of real property tax assessments to be sent to Owner; and Manager shall have no duty with respect thereto except that pursuant to mutual agreement Manager will advise Owner with regard to the merits of appealing such assessment notices and, if requested by Owner, handle such appeal. Owner shall provide Manager with copies of real estate tax bills promptly so that payment can be made timely.

6.8           Final Accounting.  Upon the expiration or termination of this Agreement, the parties shall account to each other with respect to all matters outstanding as of the date of such expiration or termination.  Manager shall, upon termination hereof, cooperate fully with Owner to facilitate an orderly transition and prompt turnover of Owner’s and the Apartments’ books and records to ensure continuity of management. All records, correspondence and other written materials relative to Owner or the Apartments, except those as are customarily maintained as Manager’s property, are the property of Owner; and Manager shall treat as confidential all such documents.

6.9           Binding Effect.  This Agreement shall inure to the benefit of and constitute a binding obligation upon the parties hereto, their respective successors and permitted assigns.

6.10         Subordination.  Manager agrees to execute and deliver to Owner, within ten (10) days after receipt, any agreement reasonably necessary to subordinate this Agreement and Manager’s rights hereunder to any deed of trust or other financing obtained by Owner for the Property.  Manager shall comply with the cash management provisions contained in any lockbox or cash management agreement in favor of a first mortgagee identified to Manager in writing.

ARTICLE VII.
Project Development

7.1           Acknowledgment of Redevelopment Project.  Owner has informed Manager that Owner intends to redevelop the Project.  In connection with such redevelopment, Owner intends to redevelop the Project such that a portion of the Project, which is that part of the Project containing the Apartments, shall be sold as for-sale residential condominiums.  All of the Apartments must be vacated in order for the redevelopment project to commence.

7.2           Management Agreement Provisions Superseded.  Notwithstanding anything to the contrary in this Agreement, Manager shall have no obligation to:  (a) promote the Apartments or any new Lease of any of the Apartments, (b) pursue any new Leases not effective as of the date of this Agreement, (c) maintain any part of the Apartments that is not subject to a Lease, other than common corridors through with tenants under Leases may pass, (d) make any capital improvements or engage in any major repairs, (e) prepare any Annual Business Plan (and as a result, Manager shall be entitled to incur such expenses as Manager deems reasonably appropriate to maintain the occupied Apartments prior to the Redevelopment Phase), (f) deliver any operating or financial statements except for monthly operating statements prior to the Redevelopment Phase, or (g) undertake any other action under this Agreement that is not reasonably necessary to operate and maintain the Apartments subject to Leases prior to the vacation of all Apartments.

ARTICLE VIII.
Events of Default; Termination

8.1           Events of Default.  The following shall constitute an “Event of Default” by either party:

(a)           The failure of the defaulting party to pay to the non-defaulting party when due any sum which may become due hereunder within fifteen (15) days after receipt by the defaulting party of a notice from the non-defaulting party specifying such failure;

(b)           The failure by the defaulting party timely to perform, keep or fulfill any of the material terms, covenants, undertakings, obligations or conditions set forth in this Agreement and the continuance of such failure for a period of thirty (30) days after receipt by the defaulting party of notice thereof from the non defaulting party specifying such failure, provided that in the event such failure is amenable to cure and is of a nature that it cannot, with due diligence, all commercially reasonable efforts, and in good faith, be cured within thirty (30) days, it shall not constitute an event of default unless such defaulting party fails to proceed promptly and with due diligence, all commercially reasonable efforts, and in good faith to cure the same, and thereafter to prosecute the curing of such failure with due diligence and in good faith (it being intended that, in connection with a failure not susceptible of being cured with diligence and in good faith within thirty (30) days, the time of such defaulting party within which to cure the same shall be extended for such period as may be necessary for the curing thereof with due diligence, all commercially reasonable efforts and in good faith);

(c)           If the defaulting party shall apply for or consent to the appointment of a receiver, trustee or liquidator of such party or of all or a substantial part of its assets, file a voluntary petition in bankruptcy or admit in writing its inability to pay its debts as they come due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or agreement with creditor or take advantage of any insolvency law, or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating such party a bankrupt or insolvent or approving a petition seeking reorganization of such party or appointing a receiver, trustee or liquidator of such party or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for a period of ninety (90) consecutive days.

8.2           Right to Termination.  If an Event of Default shall occur, the non defaulting party may, at its option, give to the defaulting party notice of intention to terminate this Agreement after the expiration of a period of thirty (30) days from the date of such notice if the default has not been cured prior to expiration of such thirty (30) day period, and, upon expiration of such period, this Agreement shall terminate on the date specified in the notice.  Such termination shall be without prejudice to any right to any and all remedies (including specific performance and other equitable relief or any and all right to damages) which the non-defaulting party may have against the defaulting party under applicable law or equity subject to the terms of this Agreement.

8.3           Injunction and Specific Performance.  In the event of any breach of the covenants by Owner or Manager contained in this Agreement, the other party shall be entitled to relief by injunction or a suit for specific performance and, if appropriate and otherwise permitted pursuant to this Agreement, to all other available legal or equitable rights or remedies.

8.4           Termination on Transfer.  Upon thirty (30) days advance notice to Manager, Owner shall have the right to terminate this Agreement in conjunction with a transfer of the Property or of all of the ownership interests in Owner, whether in an arm’s-length transaction to any entity which is not an affiliate of Owner or to an affiliate of the Owner, or if the Smith Investor (as such term is defined in the Limited Liability Company Agreement of Owner (the “Owner LLC Agreement”)) ceases to be a member of Owner and in connection therewith the Smith Investor is paid all amounts due to the Smith Investor under the Owner LLC Agreement in connection therewith.  If this Agreement is so terminated, then Manager shall be paid all management fees accrued through the date of termination and all other amounts due to Manager under this Agreement.

8.5           Operator Principal.  If neither James L. Smith nor Marcia Smith Niedringhaus maintains an active role in the management of Manager, then upon not less than sixty (60) days prior written notice, Owner may elect to terminate this Agreement; provided however, that Owner shall not have the right to terminate this Agreement pursuant to this Section and this Agreement shall continue in effect if (i) both of James L. Smith and Marcia Smith Niedringhaus are precluded from maintaining an active role as described above by reason of the death or disability of such individuals, and (ii) within ninety (90) days after receipt by Manager of notice of termination under this Section, the holders of the membership interests in Manager (including heirs of James L. Smith or Marcia Smith Niedringhaus) submit as a replacement for James L. Smith and Marcia Smith Niedringhaus an experienced apartments manager (subject to Owner’s approval, not to be unreasonably withheld or delayed).

ARTICLE IX.
Miscellaneous

9.1           Assignment:  This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and assigns.  Owner shall also have the right to assign this Agreement collaterally in connection with any mortgage loan on the Project.  Manager shall not have the right to (and it will not) assign or transfer any of its rights, duties or obligations hereunder.

9.2           Notices:  Any notice, request, consent, approval or other communication required or permitted to be given by any provision of this Agreement shall be in writing and sent by registered or certified U.S. Mail, return receipt requested, or by receipted courier service, charges prepaid and addressed as follows, or to such other address as the recipient party may from time to time specify by notice to the other party:

If to Owner:	The Private Residences, LLC
15601 Dallas Parkway, Suite 600
Addison, Texas 75001
Attn: Joe Jernigan

With a copy to:	Powell Coleman LLP
8080 North Central Expressway, Suite 1380
Dallas, Texas 75206
Attn: Patrick M. Arnold, Esq.

If to Manager:	CWE Hospitality Services, LLC
212 N. Kingshighway, Suite 1023
St. Louis, Missouri 63108
Attn: James L. Smith

with a copy to:	Sonnenschein, Nath & Rosenthal LLP
One Metropolitan Square, Suite 3000
St. Louis, Missouri 63102
Attn: Jennifer A. Marler, Esq.

Any such notice shall be deemed to be delivered, given, and received for all purposes as of (A) the actual date of delivery, as shown on the postal or courier service receipt, if delivered before

5:00 pm, recipient’s local time, on a business day (and, otherwise, on the first business day after the date of actual delivery), or (B) the next business day after being deposited with a nationally recognized overnight delivery service.

9.3           Entire Agreement:  This Agreement shall constitute the entire agreement between the parties hereto and no modification thereof shall be effective unless in writing executed by the parties hereto.

9.4           No Partnership:  Nothing contained in this Agreement shall constitute or be construed to be or create a partnership or joint venture between the Owner, its successors or assigns, on the one part, and Manager, its successors and assigns, on the other part.  Manager shall be deemed an independent contractor.  Owner shall not be obligated to pay Manager’s overhead expenses of personnel that are not an employee assigned full time to the Project.

9.5           No Third Party Beneficiary:  Neither this Agreement nor any part hereof nor any service relationship shall inure to the benefit of any third party, to any trustee in bankruptcy, to any assignee for the benefit of creditors, to any receiver by reason of insolvency, to any other fiduciary or officer representing a bankrupt or insolvent estate of either party, or to the creditors or claimants of such an estate. Without limiting the generality of the foregoing sentence, it is specifically understood and agreed that insolvency or bankruptcy of either party hereto shall, at the option of the other party, void all rights of such insolvent or bankrupt party hereunder (or so many of such rights as the other party shall elect to void), except the rights of Owner to receive and the obligations of Manager to deliver to Owner all funds, books and records, Leases, contracts, and other property and information of Owner or concerning the Property as herein required.

9.6           Severability:  If any one or more of the provisions of this Agreement, or the applicability of any such provision to a specific situation shall be held invalid or unenforceable by a court of competent jurisdiction, such provision should be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Agreement and all other applications of such provisions shall not be affected thereby.

9.7           Captions, Plural Terms: Unless the context clearly requires otherwise, the singular number herein shall include the plural, the plural number shall include the singular and any gender shall include all genders. Titles and captions herein shall not affect the construction of this Agreement.

9.8           Attorneys’ Fees:  Should either party employ an attorney to enforce any of the provisions of this Agreement, or to recover damages for breach of this Agreement, the non-prevailing party in any action agrees to pay to the prevailing party all reasonable costs, damages and expenses, including reasonable attorneys’ fees, expended or incurred by the prevailing party in connection therewith.

9.9           Signs:  Manager shall have the right to place signs on the Project during the term hereof in accordance with applicable Governmental Requirements stating that Manager is the manager and leasing agent for the Apartments.

9.10                           Survival of Indemnities:  The indemnification obligations of the parties to this Agreement shall survive the termination of this Agreement to the extent of any claim or cause of action based on an event occurring prior to the date of termination.

9.11                           Governing-Law Venue:  This Agreement shall be construed under and in accordance with the laws of the State of Missouri and is fully performable in St. Louis County, Missouri.

9.12                           Competitive Projects:  Manager may, individually or with others, engage or possess an interest in any other project or venture of every nature and description, including but not limited to, the ownership, financing, leasing, operation, management, brokerage and sale of real estate projects including apartment projects other than the Project, whether or not such other venture or projects are competitive with the Project and Owner shall not have any claim as to such project or venture or to the income or profits derived therefrom.

9.13                           Interest:  Any amount payable to Manager under this Agreement which is not paid within ten (10) days after Owner’s receipt from Manager of written notice of such overdue amount shall accrue interest at the lesser of WSJ Prime plus two percent per annum or the maximum lawful rate.

9.14                           No Interest in Real Property:  Manager’s interest under this Agreement is not, and shall not be deemed to be, an interest in real property or coupled with any interest in the real property.  This Agreement shall not, and shall not be deemed to, create a landlord-tenant relationship or run with the land.

9.15                           Counterparts:  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original.

9.16                           REIT Compliance.

(a)                                  Manager agrees that, as of the date hereof, (i) Manager is an independent contractor, “within the meaning of Section 856(d)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to Behringer Howard Opportunity REIT I, Inc. (“BH”) and (ii) BH does not directly or indirectly (through Owner or otherwise) derive or receive any income from Manager (whether it be interest income, dividend income, rent income or any other type of income).  Manager further agrees that it shall maintain such status as an independent contractor from which BH does not directly or indirectly derive any income throughout the term of this Agreement.

(b)                                 Manager acknowledges that it is a limited liability company that is treated as a partnership for federal income tax purposes.  Manager agrees that, during the term of this Agreement, Manager shall not, without the written consent of Owner, (i) change its ownership in such a manner that it is disregarded as an entity separate from its owner within the meaning of Treas. Reg. § 301.7701(b)(2)(i)(C), (ii) convert into another form of entity, (iii) merge or otherwise combine with any other entity, (iv) acquire an interest in another entity or (v) otherwise change its ownership in such a manner that could cause Manager to fail Section 9.16(a).

(c)                                  Manager represents that, as of the date of this Agreement, the Apartments are operated in such a manner that the amounts paid pursuant to the Leases constitute qualifying “rents from real property” within the meaning of Section 856(d) of the Code.  Manager further represents that the landlord under the Leases is not obligated under the terms of such Leases to provide services to the tenants other than customary services in the geographic market in which the Property is located (within the meaning of Treas. Reg. § 1.856-4(b)) (“Customary Services”).  Manager further represents that the only service provided to any tenants of the Leases that may not be a Customary Service is maid service provided once a week to tenants of certain corporate apartments.

(d)                                 Manager shall take all actions reasonably requested by Owner that Owner determines may be necessary to ensure that all amounts paid to Owner pursuant to the Leases qualify as “rents from real property” pursuant to Section 856(d) of the Code with respect to Owner.  Manager shall operate the Property so that no services other than Customary Services are provided to tenants without the express written consent of Owner.  Manager shall operate the Property such that all amounts payable by the tenants of the Leases shall be paid to CWE Hospitality Services, LLC, as Manager, and Manager shall remit the appropriate amounts to the appropriate parties.  Amounts that are paid as rents under the Leases and that qualify as “rents from real property” as defined in Section 856(d), shall be remitted to Owner.  Amounts attributable to parking charges shall be remitted to Kingsdell L.P., the tenant under the Hotel Lease.  Any maid service provided to a tenant of the Property shall be provided by employees of Manager and Manager shall retain all amounts attributable to the performance of such service.  With respect to such maid service, (i) the costs of such service must be borne by Manager, (ii) a separate charge must be made for such service, (iii) the amount of the separate charge must be received and retained by Manager and (iv) such charge must be adequate compensation to Manager for such service.  Any other service other than a Customary Service that is provided to a tenant of the Property shall be provided by (i) employees of Manager, in which case Manager shall retain all amounts attributable to the performance of such service; (ii) an independent contractor with respect to BH from which BH does not directly or indirectly derive any income; or (iii) a taxable REIT subsidiary, as defined in Section 856(l) of the Code, with respect to BH.  With respect to such services other than Customary Services, (i) the cost of such service must be borne by the service provider; (ii) a separate charge must be made for such service; (iii) the amount of the separate charge must be received and retained by the service provider; and (iv) such charge must be adequate compensation for such service.

9.17                           Sarbanes-Oxley.  Manager shall use commercially reasonable efforts to assist Owner in establishing procedures and controls (not to be inconsistent with the rights and obligations of Manager under this Agreement) to comply with, and to evidence compliance with, the Sarbenes-Oxley Act of 2002, as now or hereafter amended, as such statue relates to financial reporting in respect of the Apartments.  Within fifteen (15) days after written notice from Owner, Manager will provide Owner with such customary and reasonable certifications as Owner may reasonably request to enable Owner to meet its financial certification obligations under such statute as such statute relates to financial reporting in respect of the Apartments; provided, however, that such certifications may be given by Manager to its actual knowledge without any duty of investigation if such a qualification would not unduly interfere with Owner meeting such financial certification obligations.  Any and all costs and expenses incurred by Manager related to this Section 9.17 shall be reimbursed by Owner to Manager and shall not constitute operating expenses or be included in the calculation of Gross Collections (i.e., such costs shall be borne by Owner as ownership costs); provided, however, that to the extent Manager incurs Sarbanes-Oxley compliance costs to satisfy the requirements of other companies for which Manager performs services, Manager shall reasonably allocate such costs among such companies and Owner.

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed by their duly authorized representatives.

THE PRIVATE RESIDENCES, LLC
a Delaware limited liability company

By:	Behringer Harvard Opportunity OP I LP, a Texas limited partnership, Authorized Member

	By:	Behringer Harvard Opportunity REIT I, Inc., a Maryland corporation, Its General Partner

		By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed by their duly authorized representatives.

CWE HOSPITALITY SERVICES, LLC, a Missouri limited liability company

By:	/s/ James L. Smith
James L. Smith, President